Exhibit 10.6

SUBSCRIPTION AGREEMENT

TO:	The Directors of Industrial Human Capital, Inc. (the “Company”).

The undersigned hereby subscribes for 2,000,000 shares of common stock, par value $0.0001 per share (the “Shares”) of the Company. In consideration for the issue of the Shares, the undersigned hereby agrees and undertakes to pay $9,638.55 to the Company.

The undersigned agrees to take the Shares subject to the Certificate of Incorporation of the Company and authorizes you to enter the following name and address in the stockholder ledger of the Company:

Name:	A.G.P./Alliance Global Partners

Address:	590 Madison Avenue, 28th Floor

New York, NY 10022

A.G.P./Alliance Global Partners

Signed:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

Dated:	April 9, 2021

Accepted:

Industrial Human Capital, Inc.

Signed:	/s/ Scott W. Abshner
Name:	Scott W. Absher
Title:	Chief Executive Officer

Dated:	April 9, 2021